Exhibit 6.1

Consignment Agreement

This consignment agreement, as of July 7, 2020, is between ZEV PARTNERS, a(n) New York Corporation (the “Consignor”) and COLLECTABLE SPORTS ASSETS, LLC a(n) Delaware Limited Liability Company (the “Seller”).

The Seller, through issuance of Series interests, is engaged in the sale of Memorabilia and Collectibles; and the Consignor owns certain products, described in greater detail in Exhibit A (collectively, the “Products”) and wants to sell all, or a percentage of, those Products.

The Consignor desires that the Products to be sold on consignment by the Seller, and the Seller wishes to sell those Products on behalf of the Consignor.

The parties therefore agree as follows:

1. INITIAL CONSIGNED PRODUCTS. Upon the qualification of the Seller’s Offering Circular by the U.S. Securities and Exchange Commission, the Consignor shall deliver the Products listed in Exhibit A to the Seller on a consignment basis.

2. DELIVERY OF PRODUCTS. The Seller will accept the Products from the Consignor on a consignment basis only. The Consignor is solely responsible for the cost of delivering the Products to the Seller. All risk of loss or damage to the Products while those Products are in transit remains with the Consignor.

3. TERM; TERMINATION.

(a) Consignment Period. For each Product, a consignment period begins when the Consignor receives that Product and ends on February 28, 2021 (the “Consignment Period”), which may be extended by mutual agreement of the parties. Any proceeds generated from the sale of these Products after the end of its Consignment Period will be the sole property of the Seller, and the Consignor will receive no commission under section 5 for any such sale.

(b) Termination. Either party may terminate this agreement at any time, for any reason. Termination is effective 30 days after either party serves written notice on the other party at that party’s notice address listed in section 14 below.

(c) Effect of Termination. Within 45 days of the date of the termination notice, the Seller shall return all Products to the Consignor.

4. TITLE TO PRODUCTS. Title to and ownership in each of the Products remains with the Consignor until Seller notifies Consignor that a Product is being purchased by the Seller.

5. COMMISSION; PAYMENT.

(a) Commission. The Seller will receive 4% of the agreed upon Consignment Price of that Product (as set forth on Exhibit A to this Agreement), excluding tax (the “Commission”). The Commission is the Seller’s sole compensation under this agreement, and will be paid by the buyer(s) of each Product.

(b) Payment. Upon notification to the Consignor that a Product is being purchased, the Seller shall pay the Consignor the Consignment Price within two (2) business days after the closing of the sale.

6. RISK OF LOSS; DAMAGE. All risk of loss or damage of the Products will pass to the Seller when the Products are in the Seller’s physical possession. The Seller shall insure the Products against all risks against which such goods are customarily insured, including insurance for theft and damage, and provide evidence of that insurance coverage to the Consignor as and when requested. If the Products are damaged or lost while in the Seller’s physical possession, a Product Sale will be deemed to have occurred and the Seller shall reimburse the Consignor the amount of the damaged or lost Products’ respective Retail Prices, less the Seller’s Commission.

7. DEFAULT. The failure of the Seller to comply with a reasonable request of the Consignor related to Uniform Commercial Code compliance is a condition of default under this agreement and entitles the Consignor to exercise all remedies available under the Uniform Commercial Code and this agreement.

8. CONSIGNOR’S REPRESENTATIONS. The Consignor represents to the Seller that: (a) it has good and marketable title to each of the Products; (b) none of the Products is subject to liens or other encumbrances; (c) none of the Products is in violation of any trademark, copyright, or other proprietary right of any third party, state or federal law, or administrative regulation; (d) none of the Products has been altered, manipulated, tampered with, or in any condition different from its original state unless explicitly stated in written form at the time of Consignment. The Consignor shall indemnify the Seller from all damages, suits, litigation, awards, and costs, including attorneys’ fees, that may arise out of the display or sale of the Products for any reason, including civil or criminal suits over authenticity, legality, ownership, infringement of copyright or trademark, or any other claim or litigation.

9. GOVERNING LAW.

(a) Choice of Law. The laws of the state of Delaware govern this note (without giving effect to its conflicts of law principles).

(b) Choice of Forum. Both parties consent to the personal jurisdiction of the state and federal courts in Chancery County, Delaware.

10. AMENDMENTS. No amendment to this agreement will be effective unless it is in writing and signed by a party.

11. ASSIGNMENT AND DELEGATION.

(a) No Assignment. Neither party may assign any of its rights under this agreement, except with the prior written consent of the other party. All voluntary assignments of rights are limited by this subsection. Notwithstanding the foregoing, the Seller may freely assign its rights under this Agreement to any Series of Interests that it is issuing in order to raise funds to purchase any of the Products.

(b) No Delegation. Neither party may delegate any performance under this agreement, except with the prior written consent of the other party.

(c) Enforceability of an Assignment or Delegation. If a purported assignment or purported delegation is made in violation of this section, it is void.

12. COUNTERPARTS; ELECTRONIC SIGNATURES.

(a) Counterparts. The parties may execute this agreement in any number of counterparts, each of which is an original but all of which constitute one and the same instrument.

(b) Electronic Signatures. This agreement, agreements ancillary to this agreement, and related documents entered into in connection with this agreement are signed when a party’s signature is delivered by facsimile, email, or other electronic medium. These signatures must be treated in all respects as having the same force and effect as original signatures.

13. SEVERABILITY. If any one or more of the provisions contained in this agreement is, for any reason, held to be invalid, illegal, or unenforceable in any respect, that invalidity, illegality, or unenforceability will not affect any other provisions of this agreement, but this agreement will be construed as if those invalid, illegal, or unenforceable provisions had never been contained in it, unless the deletion of those provisions would result in such a material change so as to cause completion of the transactions contemplated by this agreement to be unreasonable.

14. NOTICES.

(a) Writing; Permitted Delivery Methods. Each party giving or making any notice, request, demand, or other communication required or permitted by this agreement shall give that notice in writing and use one of the following types of delivery, each of which is a writing for purposes of this agreement: personal delivery, mail (registered or certified mail, postage prepaid, return-receipt requested), nationally recognized overnight courier (fees prepaid), facsimile, or email.

(b) Addresses. A party shall address notices under this section to a party at the following addresses:

If to the Consignor:

Zev Partners

333 Westchester Avenue

White Plains, New York 10604

JEpstein@Castlerockreo.com

If to the Seller:

Collectable Sports Assets, LLC

333 Westchester Avenue

White Plains, New York 10604

info@collectable.com

(c) Effectiveness. A notice is effective only if the party giving notice complies with subsections (a) and (b) and if the recipient receives the notice.

15. WAIVER. No waiver of a breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this agreement will be effective unless it is in writing and signed by the party waiving the breach, failure, right, or remedy. No waiver of any breach, failure, right, or remedy will be deemed a waiver of any other breach, failure, right, or remedy, whether or not similar, and no waiver will constitute a continuing waiver, unless the writing so specifies.

16. ENTIRE AGREEMENT. This agreement constitutes the final agreement of the parties. It is the complete and exclusive expression of the parties’ agreement about the subject matter of this agreement. All prior and contemporaneous communications, negotiations, and agreements between the parties relating to the subject matter of this agreement are expressly merged into and superseded by this agreement. The provisions of this agreement may not be explained, supplemented, or qualified by evidence of trade usage or a prior course of dealings. Neither party was induced to enter this agreement by, and neither party is relying on, any statement, representation, warranty, or agreement of the other party except those set forth expressly in this agreement. Except as set forth expressly in this agreement, there are no conditions precedent to this agreement’s effectiveness.

17. HEADINGS. The descriptive headings of the sections and subsections of this agreement are for convenience only, and do not affect this agreement’s construction or interpretation.

18. EFFECTIVENESS. This agreement will become effective when all parties have signed it. The date this agreement is signed by the last party to sign it (as indicated by the date associated with that party’s signature) will be deemed the date of this agreement.

19. NECESSARY ACTS; FURTHER ASSURANCES. Each party shall use all reasonable efforts to take, or cause to be taken, all actions necessary or desirable to consummate and make effective the transactions this agreement contemplates or to evidence or carry out the intent and purposes of this agreement.

[SIGNATURE PAGE FOLLOWS]

Each party is signing this agreement on the date stated opposite that party’s signature.

Zev Partners

Date:	July 7, 2020
By:	Jason Epstein	/s/ Jason Epstein
Title:	Managing Member

Collectable Sports Assets, LLC

Date:	July 7, 2020
By:	Ezra Levine	/s/Ezra Levine
Title:	CEO

EXHIBIT A

Description of Goods	No. of Units	% Offered to Consignment	Consignment Price
Ruth x Gehrig 1933 Signed Baseball	1	100%	$63,000
Michael Jordan 1986 Fleer BGS 9.5	1	100%	$72,000
Stephen Curry Basket	3	100%	$33,000
Lebron James 2003 SP Authentic BGS 9.5	1	100%	$42,500
Kawhi Leonard Basket – 2012 Panini Prizm PSA 10	30	100%	$52,000